Exhibit 99.1

Metcare Amends Agreement to Sell Pharmacy

September 25, 2003 08:05:00 AM ET

WEST PALM BEACH, Fla.—(BUSINESS WIRE)—Sept. 25, 2003—Metropolitan Health Networks, Inc. (Metcare) MDPA today announced that it has agreed to amended terms for the sale of its Metcare Rx pharmacy business to an affiliate of Healthcare Financial Corporation, LLC. The amended agreement provides for total cash consideration of $3.1 million, which will be paid at closing. The transaction is expected to close by October 31, 2003.

Commenting on the amended transaction, Mike Earley, President and CEO, stated: “While the total consideration in this sale transaction has decreased, we remain convinced that the sale of Metcare Rx will further our corporate goals, allowing us to focus our resources on our core PSN (managed care) business which has performed admirably this year. The liquidity from the pharmacy sale will be used to further repair our balance sheet.”

About Metropolitan Health Networks, Inc.

METCARE is a growing healthcare organization in Florida. The Company currently manages healthcare services for approximately 45,000 patients and is part of a network of physicians serving more than a million people from Miami to Daytona Beach on Florida’s East Coast. Metcare Rx Pharmacy Services provides comprehensive pharmacy benefits management programs and service to medical groups managed care organizations, long-term care facilities and outpatient hospital pharmacies. Metcare Rx’s integrated approach is designed to provide clients with programs and services that will allow them to deliver quality pharmaceutical care in a cost-effective manner.

To learn more about Metropolitan Health Networks, Inc., please visit its website at http://www.metcare.com

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation

Contact Information:
Metropolitan Health Networks, Inc., West Palm Beach
Michael M. Earley or David S. Gartner, 561/805-8500